Exhibit 99.2

SkyPeople Fruit Juice Provides Preliminary 2009 Financial Results and 2010 Guidance

2009 preliminary revenue of $58 to $60 million and net income of $15 to $16 million

2010 Guidance: Revenues of $92 to $102 million and net income of $19 to $21 million

XI'AN, China, January 18 /PRNewswire-Asia-FirstCall/ - SkyPeople Fruit Juice, Inc. (NYSE Amex: SPU) ("SkyPeople" or "the Company"), a processor and manufacturer of concentrated kiwifruit, apple, pear and other fruit juices and fruit products in China, today announced preliminary 2009 results and provided guidance for 2010.

SkyPeople anticipates revenues of between $58 million and $60 million for the full year ended December 31, 2009.   This represents year-over-year revenue growth of between 39% to 44%, which was attributed to increased sales of SkyPeople’s proprietary, Hedetang®-branded, fruit juice product line plus sales of fruit concentrate and fresh fruit to its growing list of China-based food and beverage manufacturers and distributors.

Preliminary 2009 net income is anticipated to be between $15 and $16 million for the year, representing between 50% and 60% year-over-year growth. The increase resulted from higher overall sales, including the Company’s Hedetang®-branded fruit juices, which for the first nine months of 2009 yielded average gross margins of 38%.

2010 Guidance

Management is providing revenue guidance of $92 to $102 million and net income guidance of between $19 to $21 million for 2010.  Growth is expected to be driven by enhanced distribution of its high-margin Hedetang®-branded juices, capacity expansion and increased orders from domestic and international customers of concentrates as global markets rebound.

About SkyPeople Fruit Juice, Inc.
SkyPeople Fruit Juice, Inc., a Florida company, through its wholly-owned subsidiary Pacific Industry Holding Group Co., Ltd., a Vanuatu company, holds 99% ownership interest in Shaanxi Tianren Organic Food Co., Ltd. (“Shaanxi Tianren”). Shaanxi Tianren is a company organized according to the laws of the People's Republic of China. Shaanxi Tianren's main products are concentrated apple, kiwifruit, pear and other fruit juices for domestic and international consumers. Its brand, HEDETANG®, is positioned as a high quality, healthy and nutritious juice concentrate and clear juice product used both as an ingredient component in other products and an end-use juice concentrate product.  Shaanxi Tianren utilizes the largest kiwifruit plantation in China and is a leading producer of concentrated kiwifruit juice in Asia. For more information, please visit www.skypeoplefruitjuice.com.

Forward-Looking Statements
This press release contains certain "forward-looking statements" that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management's current expectations. Such factors include, but are not limited to, the Company's ability to obtain the necessary financing to continue and expand operations, to market its products in new markets and to offer products at competitive pricing, to attract and retain management, and to integrate and maintain technical information and management information systems, political and economic factors in the People's Republic of China, compliance requirement of laws and regulations of the PRC, the effects of currency policies and fluctuations, general economic conditions and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please contact:

COMPANY
SkyPeople Fruit Juice, Inc.
Ms. Spring Liu, CFO
Tel:   +1-818-390-1272
Email: spring_liu@skypeoplejuice.com
Web: www.skypeoplefruitjuice.com

INVESTOR RELATIONS:

     John Mattio
     HC International, Inc.
     Tel: US +1-203-616-5144
     Email: john.mattio@hcinternational.net
     Web: http://www.hcinternational.net